Exhibit 10.18

DESCRIPTION OF MANAGEMENT INCENTIVE PLAN. The Management Incentive Plan is an annual cash bonus incentive plan that is recommended by the TFB’s Compensation Committee and approved by the TFB’s Board of Directors. TFB’s Compensation Committee determines the Chief Executive Officer’s and other executive officers’ incentive compensation based on each executive officer’s achievement of his or her individual performance objectives established at the beginning of each fiscal year, as well as the TFB’s performance as measured by the corporate objectives also established at the beginning of each fiscal year. These objectives reflect a commitment to maintaining a strong incentive compensation plan that is directly related to maximizing long-term shareholder value, and are generally tied to measurements directly relating to corporate strategic objectives (eg. net income and satisfactory regulatory examination results). Following each year-end, TFB’s Compensation Committee evaluates each executive officer’s performance during that year with respect to the individual performance objectives and the corporate objectives. TFB pays the cash incentive compensation awards in the January of the year following the year of evaluation.